Exhibit 4.1

CERTIFICATE OF DESIGNATION OF SERIES A PREFERRED

STOCK OF MCTC HOLDINGS, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, MCTC

HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") authorizes the issuance of up to ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, of the Corporation ("Preferred Stock") in one or more series, and expressly authorizes the Board of Directors of the Corporation (the "Board"), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series; and,

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences, and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a Series A of Preferred Stock and does hereby in this Certificate of Designation (the "Certificate of Designation") establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

1.	Designation. There shall be a series of Preferred Stock that shall be designated as "Series A Preferred Stock" and the number of Shares constituting such series shall be eight million (8,000,000). The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth herein.

2.	Defined Terms. For purposes hereof, the following terms shall have the following meanings:

"Board" has the meaning set forth in the Recitals.

"Certificate of Designation" has the meaning set forth in the Recitals.

"Certificate of Incorporation" has the meaning set forth in the Recitals.

"Common Stock" means the common stock, par value $0.001 per share, of the Corporation.

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 "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time.

"Corporation" has the meaning set forth in the Preamble.

"Preferred Stock" has the meaning set forth in the Recitals.

"Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

"Supermajority Interest" has the meaning set forth in Section 6.2.

3.	Rank. With respect to payment of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank senior to all Junior Securities.

4.	Dividends. Series A Preferred Stock shall not be eligible to participate, receive or accrue dividends.

5.	Liquidation.

5.1	Liquidation; Deemed Liquidation.

(a)       Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (collectively with a Deemed Liquidation, a "Liquidation"), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder, plus all unpaid accrued and accumulated dividends on all such Shares (whether or not declared).

(b)       Deemed Liquidation. The occurrence of a Change of Control event, a "Deemed Liquidation") shall be deemed a Liquidation for purposes of this Section 5. Upon the consummation of any such Deemed Liquidation, the holders of the Series A Preferred Stock shall, in consideration for cancellation of their Shares, be entitled to the same rights such holders are entitled to under this Section 5 upon the occurrence of a Liquidation, including the right to receive the full preferential payment from the Corporation of the amounts payable with respect to the Series A Preferred Stock under Section 5.1(a) hereof. Notwithstanding the foregoing, nothing in this Section 5.1(b) shall limit in any respect the right of any holder of Series A Preferred Stock to elect the benefits of either this Section 5 in connection with any Change of Control.

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(c)       Deemed Liquidation Procedures. In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of Section 5.1(b), including, without limitation, (i) in the case of a Change of Control structured as a merger, consolidation, or similar reorganization, causing the definitive agreement relating to such transaction to provide for a rate at which the Shares of Series A Preferred Stock are converted into or exchanged for cash, new securities, or other property, or (ii) in the case of a Change of Control structured as an asset sale, as promptly as practicable following such transaction, either dissolving the Corporation and distributing the assets of the Corporation in accordance with applicable law or redeeming all outstanding Shares of Series A Preferred Stock and, in the case of both (i) and (ii), giving effect to the preferences and priorities set forth in Section 3 and Section 5. The Corporation shall promptly provide to the holders of Shares of Series A Preferred Stock such information concerning the terms of such Change of Control, and the value of the assets of the Corporation as may reasonably be requested by the holders of Series A Preferred Stock. The amount deemed distributed to the holders of Series A Preferred Stock upon any such Change of Control in consideration for the Shares held by such holders shall be the cash or Fair Market Value of the securities or other property distributed to such holders in such Change of Control transaction.

5.2	Insufficient Assets. If upon any Liquidation (or Deemed Liquidation) the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation (or Deemed Liquidation) if all amounts payable on or with respect to such Shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

5.3	Notice.

(a)       Notice Requirement. In the event of any Liquidation (or Deemed Liquidation), the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change.

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(b)       Notice Waiting Period. The Corporation shall not consummate any voluntary Liquidation (or Deemed Liquidation) of the Corporation before the expiration of thirty (30) days after the mailing of the initial notice or ten (10) days after the mailing of any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

6.	Voting.

6.1	Voting Generally. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of Section 6.2 below. In any such vote, each Share of Series A Preferred Stock shall be entitled to fifty (50) votes for every Share of Series A Preferred Stock as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Corporation's bylaws.

6.2	Other Special Voting Rights. Without the prior written consent of holders of not less than three-fourths of the then total outstanding Shares of Series A Preferred Stock (a "Supermajority Interest"), voting separately as a single class with one vote per Share, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such holders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, any of the actions or transactions described in this Section 6.2 (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a)	other than the issuance of stock options under an applicable equity incentive plan, or the declaration or payment of any dividend or distribution payable on the Common Stock in shares of Common Stock, create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) or issue or sell, or obligate itself to issue or sell, any securities of the Corporation or any Subsidiary (or any security convertible into or exercisable for any class or series of capital stock of the Corporation or any Subsidiary), including any class or series of capital stock of the Corporation that ranks superior to or in parity with the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting);

(b)	increase or decrease the number of authorized shares of any series of Preferred Stock or authorize the issuance of or issue any shares of Preferred Stock; (

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(c)	other than as contemplated by this Certificate of Designation, amend, alter, modify, or repeal the Certificate of Incorporation, this Certificate of Designation, or the by-laws of the Corporation, including the amendment of the Certificate of Incorporation by the adoption or amendment of any Certificate of Designation or similar document, or amend the organizational documents of any Subsidiary;

(d)	issue, or cause any Subsidiary of the Corporation to issue, any indebtedness or debt security, other than trade accounts payable and/or letters of credit, performance bonds, or other similar credit support incurred in the ordinary course of business, or amend, renew, increase, or otherwise alter in any material respect the terms of any indebtedness previously approved or required to be approved by the holders of the Series A Preferred Stock, other than the incurrence of debt solely to fund the payment of dividends on the Series A Preferred Stock that are accrued and unpaid, or solely to fund the redemption of the Series A Preferred Stock pursuant to Section 7;

(e)	increase the authorized number of directors constituting the Board from 5;

(f)	redeem, purchase, or otherwise acquire or pay or declare any dividend or other distribution on (or pay into or set aside for a sinking fund for any such purpose) any capital stock of the Corporation; provided, that this restriction shall not apply to (i) the redemption or repurchase of or the payment of dividends on Shares of Series A Preferred Stock pursuant hereto, (ii) the declaration or payment of any dividend or distribution payable on the Common Stock in shares of Common Stock, or (iii) the repurchase of Junior Securities held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase[, up to an aggregate purchase price of no more than $50,000 within any 12-month period;

(g)	declare bankruptcy, dissolve, liquidate, or wind up the affairs of the

Corporation or any Subsidiary of the Corporation;

(h)	effect, or enter into any agreement to effect, a Change of Control.

(i)	modify or change the nature of the Corporation's business such that a material portion of the Corporation's business is devoted to any business other than the business of research and development in the cannabis and hemp industries;

(j)	acquire, or cause a Subsidiary of the Corporation to acquire, in any transaction or series of related transactions, the stock or any material assets of another Person, or enter into any joint venture with any other Person, for aggregate consideration (including the direct or indirect assumption of liabilities) [in excess of $100,000/valued at more than [25%] of the total consolidated assets of the Corporation and its Subsidiaries as of the most recent month-end prior to such acquisition as reflected on the consolidated balance sheet of the Corporation prepared in accordance with generally accepted accounting principles consistently applied; or

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(k)	sell, transfer, license, lease, or otherwise dispose of, in any transaction or series of related transactions, any assets of the Corporation or any Subsidiary outside the ordinary course of business/in an aggregate amount in excess of $100,000/valued at more than [25%] of the total consolidated assets of the Corporation and its Subsidiaries as of the most recent month-end prior to such acquisition as reflected on the consolidated balance sheet of the Corporation prepared in accordance with generally accepted accounting principles consistently applied];

(l)	use, or permit the use of, the proceeds from the sale of the Series A Preferred Stock other than for transactions and business consistent with fiduciary duties of loyalty and due care.

7.	Redemption. Shares of Series A Preferred Stock are not redeemable.

8.	Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder's address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 8).

9.	Amendment and Waiver. No provision of this Certificate of Designation may be amended, modified, or waived except by an instrument in writing executed by the Corporation and a Supermajority Interest that includes Robert L. Hymers, III and Edward Manolos, and any such written amendment, modification, or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Principal; Executive Officer this 16th day of December, 2019.

MCTC HOLDINGS, INC.

/s/ Arman Tabatabaei,

Arman Tabatabaei,

Principal Executive Officer and President

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